EXHIBIT F

Green Square Capital Code of Ethics

Green Square Capital, Green Square Asset Management, Green Square Louisville, & Green Square Capital Advisor (collectively “Green Square” or the “Adviser”) is confident that its directors, officers and employees act with integrity and good faith.  Green Square recognizes, however, that personal interests may conflict with the interests of advisory clients, when officers, directors and employees of Green Square know about or have the power to influence current or future client transactions and engage in securities transactions for their personal accounts.  To prevent any conflicts of interest and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Green Square has adopted this Code of Ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.

This Code applies to all Green Square personnel.

This Code is based on the principle that the directors, officers and employees of Green Square have a fiduciary duty to place the interests of advisory clients first and to conduct all personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of the relationship of the director, officer or employee to Green Square’s clients.  Green Square personnel must adhere to this general principle as well as comply with the specific provisions of this Code.  Technical compliance with this Code will not insulate from scrutiny trades that indicate an abuse of an individual’s fiduciary duty.  In addition, Green Square personnel are required to comply with applicable federal securities laws.

A. Statement of General Principles

In recognition of the trust and confidence our advisory clients have placed in us, Green Square hereby adopts the following general principles to guide the actions of its directors, officers and employees:

(1)	The interests of our clients are paramount. In conducting themselves and the operations of Green Square, all Green Square personnel must place the interests of our clients before their own.

(2)	Green Square personnel must conduct their personal securities transactions in such a way as to avoid a conflict between their personal interests and the interests of our clients.

(3)	Green Square personnel must avoid actions or activities that allow them, or a member of their family, to profit or benefit from his or her position with Green Square, or that otherwise call into question the person’s independent judgment.

(4)	In conducting themselves and the operations of Green Square, Green Square personnel must comply with applicable federal securities laws.

B. Definitions

(1)	“Access Person” means any director, officer, employee or representative of Green Square who:

•	has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; see Exhibit A for list of Access Persons.
•	is involved in making securities recommendations to clients, or who has access to recommendations that are nonpublic.
Note:  Because Green Square’s primary business is to provide investment advice, all of its directors, officers and partners are presumed to be Access Persons.

(2)	“Alternate Review Officer” is any other person appointed by Green Square to review holdings and transaction reports or to perform other duties as may be required to assist the Chief Compliance Officer in fulfilling his or her obligations under this Code.

(3)	“Beneficial Ownership” of a security is to be interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person will generally be considered to have “beneficial ownership” of any security in which he or she has direct or indirect pecuniary (monetary) interest. In addition, a person will be deemed to have “beneficial ownership” of securities held by his or her spouse, minor children, a relative who shares the same home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared investment power.

(4)	“Chief Compliance Officer” means the person(s) appointed by Green Square to administer the provisions of this Code. Where this Code requires the Chief Compliance Officer to act, he or she will consult with Green Square legal, compliance or management personnel as may be appropriate under the circumstances.

(5)	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. Section 2(a)(9) of the Investment Company Act of 1940 provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless that power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company; however, this presumption may be countered by the facts and circumstances of a given situation.

(6)	“Exempt Security” means a non-reportable security as defined below in Section B (13)

(7)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(8)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (i.e., a private placement).

(9)	“Material” means that there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or that a reasonable investor could view the information, if disclosed, as having significantly altered the “total mix” of information available.

(10)	“Nonpublic” means information that has not been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public.

(11)	“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security and any securities convertible into a Reportable Security.

(12)	“Reportable Fund” means any registered fund for which Green Square or a Green Square affiliate (any entity controlling, controlled by, or under common control with Green Square) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended) or principal underwriter (i.e., Green Square name of Funds).

(13)	“Reportable Security” has the same meaning as that set forth in Section 202(a)(18) of the Advisers Act, and includes stocks, bonds, investment contracts, profit-sharing agreements, transferable shares, options on securities, limited partnership interests, or in general any interest or instrument commonly known as a “security.” However, in the case of an interest in a limited partnership that invests in securities, the Reportable Security will be the interest in the limited partnership, and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

Reportable Security does not include:

•	direct obligations of the Government of the United States;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by open-end and closed-end funds other than Reportable Funds;
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and
•	any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:
- futures contracts;
- options on futures contracts;
- general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and direct interests in real estate.

C. Restrictions on Personal Securities Transactions

(1)	Prohibition against Fraud, Deceit and Manipulation. No Access Person will, in connection with his or her purchase or sale, directly or indirectly, of a Reportable Security:

•	employ any device, scheme or artifice to defraud a client;
•	make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice or course of business that would operate as fraud or deceit on a client; or
•	engage in any manipulative practice with respect to a client.

(2)	Pre-Clearance of Initial Public Offerings and Certain Limited Offerings. No Access Person may directly or indirectly acquire beneficial ownership of any security in an Initial Public Offering or in Limited Offerings without prior approval and clearance from the Chief Compliance Officer or Alternative Review Officer. Clearance may be granted if the Chief Compliance Officer or Alternate Review Officer believes that, due to the nature of the investment, the possibility of conflicts is very unlikely to arise and the risk of abuse is minimal or non-existent.

(3)	Pre-Clearance of Transactions in Securities, Other Than Exempt Securities. Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

A.	When and how pre-clearance must be obtained
Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.  In order to obtain pre-clearance, an Access Person must enter the trade ticket via the Salesforce Trading object indicating a “pre-clearance” trade type, or if unavailable the Access Person must complete and submit to the CCO a per-clearance form; a blank pre-clearance form is attached as Exhibit B.  If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

B.  When will pre-clearance be denied

Pre-clearance will be denied in instances when Adviser is reallocating or rebalancing a strategy and the Security at issue is included within that reallocation or rebalance.  Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of client activity is sufficient to create the potential for market movement in that Security.  The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

(4) Blackout Period

No Access Person may buy or sell any Security on a day during which it is included within Adviser’s reallocation or rebalancing of a strategy unless Access Person is invested in a Green Square Strategy and is trading alongside Clients.

(5) Restricted or Watch List

Adviser maintains a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest.  The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or their delegate.  The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

(6) Prohibition against Front Running

Green Square has established a policy that neither it nor any employee will execute a transaction in a security for any account in which Green Square or any employee has a financial or beneficial interest or exercises investment discretion, when a customer’s order for the same security, same way, at the same or better price (whether limit or market order) remains unexecuted. Further, no transaction in any Employee Account shall be executed at a better price than any transaction executed on that same day in the same security for another Green Square or customer account without merging the order with the clients’ orders. In addition to this front-running prohibition, each employee and Insider is prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (“inter-market front-running”) in any Employee Account.

D. Application of Pre-Clearance Requirement

(1)	Special Considerations for Limited Offerings. In determining whether to approve a request for the purchase or sale of securities in a Limited Offering, the Chief Compliance Officer or Alternate Review Officer will consider, among other things, the following:

•	Possibility of Future Impact on Clients. The Chief Compliance Officer or Alternate Review Officer will consider whether there is any reasonable likelihood that the company making the Limited Offering, or any companies it owns or controls, might in the foreseeable future make an Initial Public Offering of securities that might be appropriate investments for clients. Among other things, the Chief Compliance Officer or Alternate Review Officer will, as appropriate, consult with persons with the authority to make investment decisions for clients to determine whether, based on a reasonable judgment and the facts known at the time of the pre-clearance request, the securities would reasonably be expected to be appropriate investments for clients.

•	Size of Investment. The Chief Compliance Officer or Alternate Review Officer will consider the size of the potential investment (i.e., the percent of outstanding securities of the issuing entity of which the Access Person will be deemed to have Beneficial Ownership).

(2)	Discretion of Chief Compliance Officer. Notwithstanding the provisions of paragraph 1 of this section, the Chief Compliance Officer or Alternate Review Officer may refuse to grant clearance for any transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of a corporate opportunity, or any appearance of impropriety.

(3)	Pre-Clearance of the Chief Compliance Officer’s Personal Securities Transactions. The Chief Compliance Officer will clear his or her own personal securities transactions in advance through an Alternate Review Officer which shall be another Officer or Director of the Firm.

(4)	Effectiveness of Pre-Clearance. Clearance is effective, unless earlier revoked, until the earlier of: (i) the close of business on the trading day that clearance was granted, or (ii) the time the Access Person learns that the information provided to the Chief Compliance Officer in the Access Person’s request for clearance is not accurate. The Chief Compliance Officer or the Alternate Review Officer may revoke clearance at any time.

E. Gifts and Entertainment

(1)	Gifts. All Access Persons are prohibited from receiving any gift or other thing of more than de minimus value (e.g. $300) from any person or entity that does business with or on behalf of any client of Green Square, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either bet returned to the donor or paid for by the recipient. All gifts must be reported in writing to the Chief Compliance Officer no more than thirty (30) days after the end of each calendar quarter. The foregoing restrictions do not apply to customary and occasional (i) business meals, (ii) tickets to sports or cultural events, or (iii) business entertainment that is an incidental part of a meeting that has a clear business purpose.

F. Outside Employment and Other Activity

(1)	Service as Director of Publicly Traded Companies. Green Square employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon the determination that such board service would not be inconsistent with the interests of any Client.

(2)	Outside Employment. Green Square discourages outside employment. Employees must disclose all outside employment to Green Square’s senior management. Employees must obtain prior senior management approval of all outside employment, business activities, managing directorships, or fiduciary appointments. Each employee must submit the Outside Business Activity Form if outside employment does arise. An Outside Business Activity Form is included as Exhibit C.

(3)	Green Square prohibits Access Persons from serving on the Board of a Company that is a portfolio holding of the Funds.

G. Insider Trading

(1)	Insider Trading--Prevention of Misuse of Material, Non-Public Information. In accordance with Section 204A of the Advisers Act the following procedures are adopted to prevent the misuse of Material, Non-Public Information. All employees (which term includes all Access Persons) are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any Client. Neither will such person disclose such information to anyone other than legal counsel. The terms “buying,” “selling” and “otherwise trading” are deemed to include the purchase or writing of put and call options and other derivative transactions with similar economic effects. Except as otherwise provided in this Policy, in order to avoid the appearance of impropriety, the transaction restrictions set forth in this section are deemed to apply even if the proposed transaction would, in fact, be based upon information or circumstances independent of the Material, Non-Public Information. “Material, Non-Public Information” is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities. An Access Person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper. “Material Information” is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company's securities. All employees should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets. Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not. The Compliance Department should be consulted in all instances where a person feels he/she might be in possession of material non-public information.

(2)	Dissemination of Information. All employees are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Clients except to persons whose responsibilities require knowledge of the information.

H. Political Contributions

(2)	Payments and Gifts to Government Officials – Political Contribution. Green Square requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose Green Square and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that Green Square officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. If there is any question as to what constitutes “anything of value” or to whether a person or entity is a foreign official, you must seek guidance from the compliance department or the general counsel department. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements. Each employee must submit the Political Contribution Certification annually. A Political Contribution Certification Form is included as Exhibit D.

I. Green Square Reporting Obligations

(1)	Initial Holdings Report. Each Access Person must submit a list of all Reportable Securities for which he or she had any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person, as of the date he or she first becomes subject to this Code’s reporting requirements. The Initial Holdings Report must be submitted to the Chief Compliance Officer or Alternate Review Officer within ten (10) days of the date the Access Person becomes subject to this Code’s reporting requirements. An Initial Holdings Report Form is attached as Exhibit E.

(2)	Annual Holdings Report. On an annual basis, each Access Person must submit to the Chief Compliance Officer or Alternate Review Officer a list of all Reportable Securities for which he or she has any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person. The list of Reportable Securities and accounts contained in the Annual Holdings Report must be current as of a date no more than forty-five (45) days before the submission of the Annual Holdings Report. An Annual Holdings Report Form is attached as Exhibit F.

(3) Quarterly Transaction Reports.

(a)	On a quarterly basis, each Access Person must report any transaction during a quarter in a Reportable Security in which he or she has (or by virtue of the transaction acquires) any direct or indirect Beneficial Ownership, as well as any broker, dealer or bank account established during the quarter in which securities are held for his or her direct or indirect benefit. Each Access Person must submit the Quarterly Transaction Report to the Alternative Review Officer no later than thirty (30) days after the end of each calendar quarter. A Quarterly Transaction Report Form is included as Exhibit G.

(b)	In the event that no reportable transactions occurred during the quarter and no securities accounts were opened, the Access Person is still required to submit a Quarterly Transaction Report. The Access Person should note on the report that there were no reportable items during the quarter, and return it, signed and dated.

(c)	As an alternative to listing security transactions on a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer or Alternate Review Officer to receive duplicate copies of trade confirmations and periodic account statements directly from the broker-dealer. The trade confirmations and periodic account statements must contain all required information and the Quarterly Transaction Report must be received by the Chief Compliance Officer or Alternate Review Officer no later than thirty (30) days after the end of the calendar quarter.

(4)	Exemptions from Reporting. An Access Person is not subject to the reporting requirements in (1), (2), and (3) above for purchases or sales effected for any account over which he or she does not have any direct or indirect influence or control.

(5)	Alternate Review Officer. The Chief Compliance Officer will submit his or her own reports required by this section to an Alternate Review Officer for review.

(6)	Disclaimer of Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

J. Review and Enforcement

(1)	The Chief Compliance Officer will notify each person who becomes an Access Person of the Adviser and who is required to report under this Code of their reporting requirements no later than ten (10) days before the first quarter in which the person is required to begin reporting.

(2)	The Chief Compliance Officer or Alternate Review Officers will, on a quarterly basis, compare reported personal securities transactions with completed transactions of Green Square’ advisory clients during the period to determine whether a violation of this Code may have occurred. In determining whether a violation occurred, the Chief Compliance Officer or Alternate Review Officer will consult with appropriate Green Square personnel and they will consider the facts and circumstances surrounding the occurrence along with any explanation and discussion by interested and/or involved parties and their supervisors.

(3)	If a violation is found to have occurred, the Chief Compliance Officer and appropriate Green Square personnel will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.

(4)	Green Square will impose sanctions that range from oral warnings for the first violation, to written warnings, consideration of Code violations in determining bonuses, suspension, and termination.

(5)	Green Square is required to, and will, report to the Board of Trustees any issues under the Code that arise on any registered fund it advises. Green Square will report any issues on any fund under the Code at least annually and will certify to the Board that Green Square has adopted procedures reasonably necessary to prevent Access Persons from violating the Code as required by 17j-1(c)(ii).

K. Records

The Adviser will maintain records in the manner and to the extent set forth below.  These records will be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code of ethics adopted by Green Square that is, or at any time within the past five years has been, in effect (maintained in an easily accessible place).

(2)	A record of any violation of this Code and of any action taken or sanction imposed as a result of any violation (maintained in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurs).

(3)	A copy of each report submitted under this Code, including any information provided in lieu of any reports made under the Code (maintained for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place).

(4)	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and those persons who are or were responsible for reviewing the reports (maintained in an easily accessible place).

(5)	A copy of all written acknowledgements as required by paragraph 3 of section I of this Code for each person who is currently, or within the past five years was, a supervised person of the Adviser.

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a Limited Offering (maintained for at least five years after the end of the fiscal year in which the approval is granted).

L.	Miscellaneous

(1)	Confidentiality. All reports of securities transactions and any other information filed with Green Square pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.

(2)	Interpretation of Provisions. Green Square may from time to time adopt interpretations of this Code as it deems appropriate.

(3)	Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All Green Square personnel will receive a copy of this Code and any amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each person will sign and return the code of ethics certification attached as Exhibit H or Exhibit I for annual acknowledgement.

(4)	Reporting Violations. Any violation of this Code must be promptly reported to Green Square’s Chief Compliance Officer, an Alternate Review Officer, or other member of Green Square’s Compliance Department.

Exhibit A

Green Square

Access Persons List

NAME	TITLE		DATE ACCESS

Signature of CCO:	_______________________	Date Submitted:	_______________________
Name:	_______________________ (please print)

Exhibit B

Green Square
Request for Pre-Clearance

To:- The Chief Compliance Officer

From:   _____________________

Date of Pre-Clearance Request: ___________
Time of Pre-Clearance Request: ______am/pm

Ticker	Buy/Sell	Name of Security	Proposed Transaction Date	No. of Shares	Approved	Denied

By signing below, I hereby request approval to complete the transaction(s) contemplated above. I acknowledge and agree that clearance of a transaction is valid only for a 48 hour period. If the transaction if NOT placed within that 48 hour period, clearance of that transaction must be pre-requested.

Date: _____________________

Signature: ______________________________

Print Name: _________________________________

Date Received: ____________________________
Received by:     ____________________________

Date Approved: __________________________
Approved by:  __________________________

Compliance Officer_______________________

Date: __________________________

Exhibit C
Green Square
Outside Business Activity Form

(3) 1. Outside Business Activity Form
Employees must obtain prior senior management approval of all outside employment, business activities, managing directorships, or fiduciary appointments.  Are you currently engaged in any other business?

☐Yes    ☐No

(4) 2. Access Person Information
Full Name:	Email Address:

3. Outside Business Information
Relationship		Responsibilities
Company Name:

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

Type of Business:
Stock Ownership: (if any, list # shares)
Position:	Director General Partner Officer Limited Partner Employee Compensated Other________________________
Working Hours:	Weekday hours __________________ Evening hours __________________ Weekend hours __________________

X ______________________________ Signature	__________________________________ Date

Exhibit D
Green Square
Annual Political Contribution Certification

Acknowledgement of Receipt of Political Contribution Policy

I certify that I:

* have received, read and reviewed the Political Contribution Policy; section E-5 of the Green Square Code of Ethics;
* understand the policies and procedures in the Political Contribution Policy;
* recognize that I am subject to this policies and policy;
* understand the penalties for non-compliance;
* have complied with this policy during this past year;
* have fully disclosed any exceptions to my compliance with the Political Contribution Policy below;
* will fully comply with the policy;
* have fully and accurately completed this Certification.

Exceptions:

Signature:	_______________________	Date Submitted:	_______________________
Name:	_______________________ (please print)	Due Date:	_______________________

Exhibit E
Green Square
Initial Holdings Report

Name of Reporting Person:	_____________________________	Date Person Became Subject to the Code:	_____________________________
Date Report Due:	_____________________________	Date Submitted:	_____________________________
Information Provide as of:	_____________________________	[Note: Date person became subject to Code and as of date should be the same.]

Securities Holdings*  (Note:  Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

____	I have no holdings in Reportable Securities to report.
____	I have holdings in Reportable Securities to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.

* The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

____ I have no securities accounts to report.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

_____________________________________________________________________________
(Signature) (Date)

Exhibit F
Green Square
Annual Holdings Report
Green Square

Name of Reporting Person:	_____________________________	Calendar Year Ended:	_____________________________
Date Report Due:	_____________________________	Date Submitted:	_____________________________
Information Provided as of:	_____________________________	[Note: Information should be current as of a date no more than 30 days before this report is submitted.]

Securities Holdings*  (Note:  Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

____	I have no holdings in Reportable Securities to report for the year.
____	I have holdings in Reportable Securities in non-Green Square accounts to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.
____	I have holdings in Reportable Securities in Green Square accounts to report and the information listed above is located on the trading report, which will be attached to this form.

* The report or recording of any holdings in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

____	I have no securities accounts to report for the year.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature) (Date)

Exhibit G
Green Square
Quarterly Transaction Report Form

Green Square, LLC (the “Firm”) maintains a Code of Ethics and corresponding policies and procedures.  By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures.  You further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

Please respond to the following for the reporting period:

1.	Did you effect any Acquisition or Disposition of a Reportable Security in which you had any direct or indirect Beneficial Ownership during this past quarter?

☐YES (check one of the following, then proceed to item 2).

☐Attached hereto are trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

☐Attached hereto are the following:

(a)	the date of the Acquisition or Disposition, title, interest rate and maturity date (if applicable), number of shares and principal amount of each Reportable Security;

(b)	the nature of the Acquisition or Disposition (i.e., purchase, sale, gift or any other type of Acquisition or Disposition);

(c)	the price of the Reportable Security at which the Acquisition or Disposition was effected; and

(d)	the name of the broker, dealer or bank with or through which the Acquisition or Disposition was effected.

☐NO, I have not effected any reportable transactions (proceed to item 2).

2.	Did you establish any new account(s) which contain securities (including but not limited to Reportable Securities) in which you had a direct or indirect Beneficial Ownership during this quarter?

☐YES (check one of the following).

☐Attached hereto are the trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

☐Attached hereto are the following:

(a)	the name of the broker, dealer or bank with whom the account was established; and

(b)	the date the account was established.

☐NO, I have not opened any new account(s) which contain securities during this past quarter.

This Code of Ethics Transactions Report must be returned to the Chief Compliance Officer, with all applicable documents, no later than thirty days after the end of the previous calendar quarter.

SUBMITTED BY: ___________________________________ DATE: ___________________

CCO REVIEW BY: __________________________________ DATE: ___________________

Exhibit H

Green Square
Code of Ethics Initial Certification

Acknowledgement of Receipt of Initial Code of Ethics

I acknowledge that I:

* have received, read and reviewed the Green Square Code of Ethics;
* understand the policies and procedures in the Green Square, LLC Code of    Ethics;
* recognize that I am subject to these policies and procedures;
* understand the penalties for non-compliance;
* will fully comply with the Green Square Code of Ethics
* have fully and accurately completed this Certification.

Signature:	_______________________	Date Submitted:	_______________________
Name:	_______________________ (please print)	Due Date:	_______________________

Exhibit I

Green Square
Code of Ethics Annual Certification

Acknowledgement of Receipt of Initial Code of Ethics

I acknowledge that I:

* have received, read and reviewed the Green Square Code of Ethics;
* understand the policies and procedures in the Green Square, LLC Code of    Ethics;
* recognize that I am subject to these policies and procedures;
* understand the penalties for non-compliance;
* will fully comply with the Green Square Code of Ethics
* have fully and accurately completed this Certification.

Signature:	_______________________	Date Submitted:	_______________________
Name:	_______________________ (please print)	Due Date:	_______________________